UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 22, 2016

Nuo Therapeutics, Inc.

(Exact name of Registrant as Specified in Charter)

Delaware	001-32518	23-3011702
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

207A Perry Parkway, Suite 1, Gaithersburg, MD 20877

(Address of Principal Executive Offices) (Zip Code)

(240) 499-2680

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously reported on a Form 8-K filed by Nuo Therapeutics, Inc. (the “Company”), on January 26, 2016, the Company filed a voluntary petition in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), which is being administered under the caption “In re: Nuo Therapeutics, Inc.”, Case No. 16-10192 (MFW). On March 22, 2016, the Bankruptcy Court entered an order authorizing and approving the Company's entry into the Agreement (as defined below).

On March 22, 2016, the Company entered into a Collaboration Agreement (the "Agreement") with Restorix Health, Inc. ("Restorix"), pursuant to which the Company will provide Restorix with certain geographic exclusivity benefits over a defined period of time for the usage of the Aurix™ System ("Aurix") in up to 30 of the approximately 125 hospital outpatient wound care clinics that Restorix has a management contract with (the "RXH Partner Hospitals"), in exchange for Restorix making minimum commitments of patients enrolled in three prospective clinical research studies primarily consisting of patient data collection (the “Protocols”) necessary to maintain exclusivity under the Agreement. Aurix, the Company's flagship product, is a device for the production of an autologous biologic hematogel for use on a variety of chronic wounds. The Agreement became effective on March 22, 2016 and will initially continue for a two-year period (the "Initial Term"), subject to one or more extensions with the mutual consent of the parties (the Initial Term, as extended, the "Term").

Pursuant to the Agreement, the Company will provide: (i) clinical support services by its clinical staff as reasonably agreed between the Company and Restorix as necessary and appropriate, (ii) reasonable and necessary support regarding certain reimbursement activities, (iii) coverage of Institutional Review Board ("IRB") fees and payment to Restorix for certain training costs subject to certain limitations and (iv) community focused public relations materials for participating RXH Partner Hospitals to promote the use of Aurix and participation in the Protocols. Pursuant to the Agreement, Restorix will: (i) provide access and support as reasonably necessary and appropriate at up to 30 RXH Partner Hospitals to identify and enroll patients into the Protocols, including senior executive level support and leadership to the collaboration and its enrollment goals and (ii) reasonably assist the Company to correct through a query process, any patient data submitted having incomplete or inaccurate data fields.

Subject to the satisfaction of certain conditions, during the Term of the Agreement: (i) Restorix will have site specific geographic exclusivity for usage of Aurix in connection with treatment of patients in the Protocols within a 30 mile radius of each RXH Partner Hospital, and (ii) other than with respect to existing Coverage with Evidence Development sites, the Company will not provide corporate exclusivity with any other wound management company operating in excess of 19 wound care facilities for any similar arrangement.

Pursuant to the Agreement, the Company will pay Restorix or the RXH Partner Hospital, as the case may be, a per patient data collection (administrative) fee, upon full completion and delivery of the patient data set. In addition, the Company is responsible to pay for any IRB fees necessary to conduct the Protocols and enroll patients, and to pay Restorix a training cost stipend per site. Each RXH Partner Hospital will pay the Company the then current product price ($700 in 2016, and no greater than $750 in the remainder of the Initial Term) which is reimbursed by the Centers for Medicare and Medicaid Services, as set forth in the Agreement.

The Agreement further provides that in the event the Company successfully raises the $10.5 million of committed common equity capital in connection with its plan of reorganization and emergence from bankruptcy, but the Agreement is not assumed by the reorganized Company upon consummation of such capital raise, that the Agreement will be deemed rejected and terminated as of the date the capital raise is consummated, and that the reorganized Company will owe Restorix a termination fee of $150,000. If the aforementioned capital raise is not timely consummated, and the Company's primary existing secured lender (which is expected to then receive 95% of the equity in the reorganized Company) does not assume the Agreement, the Agreement will be deemed rejected and terminated by Restorix, but no termination would be payable by the reorganized Company.

The Agreement may be terminated by either party for a material breach, subject to a 60 day cure period, and such a termination by Restorix is not subject to the automatic stay provisions of §362 of the Bankruptcy Code. In addition, Restorix has the discretionary right to terminate the Agreement within 60 days of its receipt of notice that a sale has been consummated, in the event the Agreement is assigned by the Company to a successful bidder in a sale under §363 of the Bankruptcy Code without Restorix’s written consent. The Agreement is further subject to certain covenants regarding confidentiality, assignment, indemnification and limitations on liability, as well as certain representations and warranties of the parties.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuo Therapeutics, Inc.

By:	/s/ David E. Jorden
David E. Jorden
Acting Chief Executive Officer & Acting Chief Financial Officer

Date: March 31, 2016